Exhibit 99.1

CUI Global Announces Retail Sale of its GasPTi Devices to

National Grid in the United Kingdom for Use as

Turbine Compressor Engine Controls

TUALATIN, OR – October 14, 2013 – CUI Global, Inc. (NASDAQ: CUI), a platform company dedicated to the acquisition, development, and commercialization of new, innovative products and technologies, today announced that its wholly owned subsidiary, Orbital Gas Systems Ltd., has received an order for eight (8) retail units of the GasPTi device from National Grid (LSE: NG) in the United Kingdom (UK). The units are being ordered for installation as part of a retro-fit of engine control processes on several large, gas-fired compressor turbines operated by National Grid.

According to National Grid, the retro-fit with the GasPTi devices is intended to decrease fuel consumption; reduce emissions; and improve the efficiency and thereby life-expectancy of these valuable machines. National Grid operates as many as 60 of the gas-fired turbines at 23 compressor stations and has changed its strategy on a Gas Chromatograph (“GC”) replacement project to cancel the GC’s and replace them with GasPTi devices, following a review of the latest GasPTi performance.

By providing almost real-time data to the control processor, the GasPTi, using the proprietary GasPT2 and VE-Probe technologies, allows the operator to tune a gas-fired turbine in such a way as to create far better efficiencies and far lower emissions. This sale represents the first retail sales by Orbital-UK of the GasPTi for this specific “engine-control” application.

Roger Wood a Senior Gas Quality Engineer with National Grid explained that, “The Gas PTi removes ‘the steps’ we currently have in data from the gas chromatographs; this is a major advancement in providing control for these engines. The GasPTi also helps us to reduce our operating costs, which is currently an important initiative for the company”

According to industry analysts, the Global installed base for natural gas-fired turbines was approximately 46,000 units as of 2009. That figure is expected to reach 57,000 units by 2018, with associated maintenance costs rising from $18.3 billion in 2009 to as much as $25 billion by 2018.

As explained by Orbital’s Managing Director, Andrew Ridge, “This order represents our first retail sales into the gas turbine market and continues our partnership with National Grid. That partnership is designed to create efficiencies, reduce costs, and improve the services provided by National Grid to its customers throughout the United Kingdom.”

CUI Global’s president & CEO, William Clough, stated that, “By continuing to associate ourselves and our GasPTi device with energy providers as respected as National Grid, we continue to prove the viability and value of our GasPT2 and VE-Probe technologies. The GasPTi is especially applicable to the natural gas-fired turbine sector because of its value proposition and the ‘real-time’ nature of its analysis.”

“We believe that these retail orders by such an industry stalwart for this specific application (engine control) is the beginning of our penetration into this exciting new market and will only enhance our ability to approach other large turbine operators in the future,” Clough concluded.

About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products and technologies. From Orbital Gas Systems' advanced GasPT2 platform targeting the energy sector, to CUI Inc's digital power platform serving the networking and telecom space, CUI Global and its subsidiaries have built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders are able to participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most importantly, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit www.cuiglobal.com

About CUI Inc.

CUI, Inc. is a technology company dedicated to the development, commercialization, and distribution of new, innovative electro-mechanical products. Over the past 20 years, CUI has become a recognized name in electronic components worldwide in the areas of power, interconnect, motion control, and sound. CUI’s solid customer commitment and honest corporate message are a hallmark in the industry. CUI is a wholly owned subsidiary of CUI Global, Inc.

For more information, please visit www.cui.com.

About Orbital-UK

Orbital-UK is the largest natural gas systems integrator in the U.K. For over 25 years, Orbital has developed its portfolio of products, services and resources to offer a diverse range of personalized gas engineering solutions to the gas utilities, power generation, emissions, manufacturing and automotive industries.  Orbital-UK’s internationally recognized expertise in the natural gas industry, including bringing together the patented VE-technology with the ground-breaking GasPT2 device, offers natural gas operators and users a comprehensive engineering array for the next generation of energy metering systems.

For more information, please visit www.orbital-uk.com.

About National Grid PLC

National Grid (LSE: NG; NYSE:NGG) is an international electricity and gas company and one of the largest investor-owned energy companies in the world. It plays a vital role in providing energy to millions of customers across the northeastern U.S. and Great Britain in an efficient, reliable and safe manner.

According to its website, in Britain, National Grid runs the gas and electricity systems that our society is built on, delivering gas and electricity across the country. In the North Eastern US, National Grid connects more than seven million gas and electric customers to vital energy sources, essential for our modern lifestyles.

For more information, please visit www.nationalgrid.com.

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed with the Securities and Exchange Commission.

Media Contact:	Outside IR contact:
CUI Global, Inc. Maggie Lefor Main: 503-612-2300	Stonegate Securities Casey Stegman 214-987-4121
press@cuiglobal.com	casey@stonegateinc.com